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Exhibit (a)(2)(B)

[THOMAS WEISEL PARTNERS LETTERHEAD]

April 8, 2008

Board of Directors
Iomega Corporation
10955 Vista Sorrento Parkway
San Diego, CA 92130

Ladies and Gentlemen:

        We understand that Iomega Corporation, a Delaware corporation ("Company"), EMC Corporation, a Massachusetts corporation ("Parent"), and Emerge Merger Corporation, a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), propose to enter into an Agreement and Plan of Merger in substantially the form presented to us on April 8, 2008 (the "Merger Agreement"), pursuant to which Merger Sub will, as promptly as practicable, commence a cash tender offer (the "Offer") to purchase all of the outstanding shares (the "Company Shares") of common stock, par value $0.03 1/3 per share, of Company (the "Company Common Stock"), at a price per share of Three Dollars and Eighty-Five Cents ($3.85) in cash, without interest (the "Consideration"). Following the consummation of the Offer, the Merger Agreement provides that Merger Sub will be merged with and into Company, which will be the surviving entity and wholly owned subsidiary of Parent (the "Merger"), and each Company Share that is not tendered and accepted pursuant to the Offer (other than shares held by Parent, Merger Sub, Company, any subsidiary thereof or any stockholder who demands and perfects appraisal rights) will thereupon be cancelled and converted into the right to receive cash in an amount equal to the Consideration. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

        You have asked us for our opinion as investment bankers as to whether the Consideration to be received by the stockholders of Company (other than Parent, Merger Sub, Company, any subsidiary thereof or any stockholder who demands and perfects appraisal rights) in the Offer and the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

        In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Company, including certain consolidated financial statements and certain other relevant financial and operating data relating to Company made available to us from published sources and from the internal records of Company; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) compared Company from a financial point of view with certain other companies which we deemed to be relevant; (iv) considered the financial terms, to the extent publicly available, of selected recent business combinations which we deemed to be comparable, in whole or in part, to the Offer and the Merger; (v) reviewed and discussed with representatives of the management of Company certain information of a business and financial nature regarding Company, furnished to us by them, including certain financial forecasts and related assumptions of Company; (vi) made inquiries regarding and discussed the Offer, the Merger and the draft Merger Agreement and other matters related thereto with Company's counsel; (vii) reviewed the reported price and trading activity for the Company Shares; and (viii) performed such other analyses and examinations as we have deemed appropriate.

        In connection with our review, we have not assumed any obligation independently to verify, and have not independently verified, the foregoing information and have relied on this information being accurate and complete in all material respects. With respect to the financial forecasts for Company provided to us by Company's management, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of Company's management at the time of preparation as to the future financial performance of Company and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there has been no material changes in Company's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to us. We have relied on advice of counsel and independent accountants to Company as to all legal and financial reporting matters with respect to Company, the Offer, the Merger and the draft Merger Agreement, including the legal status and financial reporting of litigation involving Company. We have assumed that the Offer and the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Company, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

        We have further assumed with your consent that the executed Merger Agreement will conform in all material respects to the draft Merger Agreement reviewed by us and that the Offer and the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by Company, Parent or Merger Sub of any of the conditions to their obligations thereunder.

        We have acted as financial advisor to Company in connection with the Offer and the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Offer and the Merger. In the ordinary course of our business, we actively trade the equity securities of Company and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have performed various investment banking services for Company, including acting as financial advisor to Company in connection with Company's agreement to acquire 100% of the issued and outstanding equity interests in ExcelStor Great Wall Technology Limited and Shenzhen ExcelStor Technology Limited. Mr. Michael W. Brown, a director of Parent, is also a director of Thomas Weisel Partners Group, Inc., our parent company.

        Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the Consideration to be received by the stockholders of Company (other than Parent, Merger Sub, Company, any subsidiary thereof or any stockholder who demands and perfects appraisal rights) in the Offer and the Merger is fair to such stockholders from a financial point of view, as of the date hereof.

        This opinion has been approved by an authorized committee of Thomas Weisel Partners LLC. It is directed to the Board of Directors of Company in its consideration of the Offer and the Merger and is not a recommendation to any stockholder as to whether or not any holder of Company Shares should tender such Company Shares in connection with the Offer or as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the stockholders and does not address the relative merits of the Offer, the Merger and any alternatives to the Offer and the Merger, Company's underlying decision to proceed with or effect the Offer, the Merger, any other transaction as compared to the Offer or the Merger, or any other aspect of the transactions contemplated by the draft Merger Agreement. In addition, this opinion does not address the fairness of the Offer or the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Company; nor does it address the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by, or any equity issued to, any of Company's officers, directors or employees, or any class of such persons, in connection with the Offer or the Merger relative to the Consideration. This opinion may not be used or referred to by Company, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any solicitation/recommendation statement or proxy statement of

Company filed with the Securities and Exchange Commission in connection with Offer or the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

Very truly yours,
/s/ THOMAS WEISEL PARTNERS LLC
THOMAS WEISEL PARTNERS LLC

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  Exhibit (a)(2)(B)